UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On September 26, 2022, Republic First Bancorp, Inc. issued the following press release:

Republic First Bancorp, Inc. Responds to Recent Letter from the Norcross Group

Board of Directors Reaffirms its Commitment to Comprehensive Strategic Review Process

Shareholders are not Required to Take any Action at this Time

Philadelphia, PA, Sept. 26, 2022 /PRNewswire/ -- The Board of Directors (the “Board”) of Republic First Bancorp, Inc. (NASDAQ: FRBK) (the “Company”), the holding company for Republic First Bank d/b/a Republic Bank, today issued the following statement in response to a letter dated September 22, 2022 (the “September 22 Letter”) from George E. Norcross, III, Gregory Braca, Philip A. Norcross, Avery Conner Capital Trust and the trustees thereto (collectively, and together with their respective affiliates the “Norcross Group”) which made a proposal to make an investment in the Company (the “Proposal”):

“The Board acknowledges receipt of the Proposal from the Norcross Group. The strategic review committee of the Board, whose members are Andrew B. Cohen, Benjamin C. Duster, IV, Lisa R. Jacobs and Harris Wildstein (the “Strategic Review Committee”) are committed to overseeing a comprehensive and objective strategic review (the “Strategic Review”). The Strategic Review, which the Company announced on September 15, 2022, is in its early stages, and the Strategic Review Committee is in the process of completing non-disclosure agreements (“NDAs”) with parties that have expressed interest in potential transactions and other alternatives with the Company. The Company anticipates that it will enter into several NDAs this week.

It is unfortunate that the Norcross Group has refused to sign an NDA, particularly after it requested an NDA from the Company, publicly expressed an interest, just 10 days ago, in participating in the Strategic Review and the Board explained multiple times to the Norcross Group that it would receive a form NDA that will be sent to all interested parties. The Strategic Review Committee will, nonetheless, evaluate the Proposal, as part of the Strategic Review and consistent with its fiduciary duties. To facilitate this evaluation, the Strategic Review Committee has instructed Keefe Bruyette & Woods to engage with the Norcross Group’s financial advisor.”

Shareholders are not required to take any action at this time. There can be no assurance that the Strategic Review will result in one or more transactions or other strategic change or outcome. The Company has not set a timetable for the conclusion of the Strategic Review, and it does not intend to comment further unless and until the Board has approved a specific course of action or the Company has otherwise determined that further disclosure is appropriate or required by law.

About Republic Bank

Republic First Bancorp, Inc. is the holding company for Republic First Bank, which does business under the name Republic Bank. Republic Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty-four stores located in Greater Philadelphia, Southern New Jersey, and New York City. Republic Bank stores have extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, coin counting, ATM/debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division, which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company’s filings with the Securities and Exchange Commission (the “SEC”). These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. These factors include competition, timing, credit risks of lending activities, changes in general economic conditions, price pressures on loan and deposit products, and other factors detailed from time to time in the Company’s filings with the SEC. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Important Additional Information

The Company intends to file a proxy statement and may file a proxy card with the SEC in connection with the Company’s 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”) and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company's shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE 2022 ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2022 Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.

Contacts:	David Neff	Michael Gaimari
	Neff	Neff
	C: 215-681-6333	C: 609-805-6433
	E: dn@neffknows.com	E: mg@neffknows.com

SOURCE	Republic First Bancorp, Inc.